Exhibit 11
                               THERMO VOLTEK CORP.

                        Computation of Earnings per Share

                                                      Three Months Ended
                                                -----------------------------
                                                   March 30,         April 1,
                                                        1996             1995
- -----------------------------------------------------------------------------
Computation of Primary Earnings per Share:

Net Income (a)                                   $   937,000      $   415,000
                                                 -----------      -----------
Shares:
  Weighted average shares outstanding              5,135,080        4,044,918

  Add: Shares issuable from assumed exercise
       of options (as determined by the
       application of the treasury
       stock method)                                 181,640                -
                                                 -----------      -----------
  Weighted average shares outstanding,
    as adjusted (b)                                5,316,720        4,044,918
                                                 -----------      -----------
Primary Earnings per Share (a) / (b)             $       .18      $       .10
                                                 ===========      ===========
Computation of Fully Diluted Earnings
  per Share:

Income:
  Net Income                                     $   937,000      $   415,000

  Add: Convertible debt interest, net of tax         106,000          299,000
                                                 -----------      -----------
  Income applicable to common stock assuming
    full dilution (c)                            $ 1,043,000      $   714,000
                                                 -----------      -----------
Shares:
  Weighted average shares outstanding              5,135,080        4,044,918

  Add: Shares issuable from assumed conversion
       of subordinated convertible obligations     3,771,516        4,805,708

       Shares issuable from assumed exercise of
       options (as determined by the application
       of the treasury stock method)                 188,760          116,044
                                                 -----------      -----------
  Weighted average shares outstanding,
    as adjusted (d)                                9,095,356        8,966,670
                                                 -----------      -----------
Fully Diluted Earnings per Share (c) / (d)       $       .11      $       .08
                                                 ===========      ===========